Exhibit 99

Capstone Turbine Reports First Quarter Fiscal 2017 Financial Results

Company Continues Path Toward Profitability: Reduces Operating

Expenses and Reports Lower Net Losses

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, CA – August 4, 2016 -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its first quarter of fiscal 2017 ended June 30, 2016.

The company reported total revenue of $19.1 million for the first quarter of fiscal 2017 and a net loss of $4.5 million, or $0.17 per share. This compares with total revenue of $27.0 million and a net loss of $6.0 million, or $0.36 per share, reported for the first quarter of fiscal 2016.

Darren Jamison, President and Chief Executive Officer of Capstone, said, “With our goal of achieving near-term profitability via our three-pronged strategic plan, we successfully lowered our net loss year-over-year despite a 29% reduction in revenue. This was achieved primarily by lowering our operating expenses 30% below last year’s first quarter. In addition, we have made solid strides in diversifying our business into the energy efficiency space and into target growth geographies. The quarter-over-quarter revenue decline was expected and is a result of the ongoing volatility of the global oil and gas markets, a stronger U.S. dollar and continued geopolitical strife in several of our end markets.”

Mr. Jamison continued, “We are successfully diversifying our market verticals and concentrating on new growth markets. This was evidenced during the first quarter of fiscal 2017, as energy efficiency applications increased to 48% of our revenue, compared with 35% in last year’s first quarter, with global shipments to customer sites that included hotels, office buildings, hospitals, retail and industrial applications. Our recently launched C1000 Signature Series is targeted directly at these markets, and I’m proud to say we shipped the first Signature Series unit to Europe this quarter. Oil, gas and natural resources applications declined to 46% of revenue compared with 55% during last year’s first quarter, and renewable energy applications were 6% of our sales compared with 10% in first quarter fiscal 2016.”

Mr. Jamison additionally noted, “With our emphasis on geographic expansion, revenue in Asia, Australia, Europe, Russia, the Middle East and Africa increased over last year’s first quarter. Collectively, these markets accounted for almost 54% of our product shipments this quarter, compared with 29% in the year-ago first quarter.”

Financial Highlights of Fiscal 2017 First Quarter:

•	Net loss for the first quarter improved $1.5 million, or 25%, to $4.5 million compared with $6.0 million in last year’s first quarter.
•

Loss per share decreased 53% to $0.17 compared to last year’s first quarter loss per share of $0.36 (split adjusted). Weighted average shares outstanding at the end of the first quarter of fiscal 2017 were 27.2 million compared with 16.5 million in the year-ago first quarter.

•	Total revenue for the first quarter of fiscal 2017 was $19.1 million, a decrease of 29% compared with $27.0 million in the year-ago first quarter.
•	Gross margin for the quarter was 16% compared to 17% in the year-ago fiscal first quarter, despite a 40% decrease in product shipments.
•	Operating expenses for the quarter were reduced by $3.1 million, or 30%, to $7.4 million from $10.5 million in the year-ago first quarter.
•

Cash and cash equivalents were $24.0 million as of June 30, 2016, including $13.1 million in net proceeds from our public offering in April and $5 million of restricted cash related to our Wells Fargo credit facility, compared to cash and cash equivalents of $16.7 million, including restricted cash of $5 million from the credit facility as of March 31, 2016.

•

Inventories improved to $16.1 million compared with $26.4 million in the year-ago first quarter, a decrease of $10.3 million, and a decrease of $2.2 million from inventories at the end of the fourth quarter of fiscal 2016.

•	Accounts payable and accrued expenses were $13.2 million compared with $23.4 million in the first quarter fiscal 2016.
•

Bad debt recovery was $0.9 million during the first quarter of fiscal 2017 primarily from EMI, one of our distributors in the Middle East and Africa. There were no bad debt charges or recoveries recorded during the first quarter of fiscal 2016.

•	Book-to-bill for the quarter improved to 0.9 compared with 0.7 in the year-ago first quarter.
•	Positive working capital of $2.0 million was generated for the first quarter of fiscal 2017 compared to $2.5 million used in last year’s fiscal first quarter.
•	As of June 30, 2016, borrowings on the Wells Fargo credit facility were $6.1 million, a $3.4 million decrease from borrowings as of March 31, 2016.

Mr. Jamison concluded, “As energy efficiency applications become the largest part of our business and we continue our strategy of geographical expansion, we remain determined to grow revenue to achieve our stated profitability targets, despite the macroeconomic headwinds. With the continued acceptance of our new C1000 Signature Series product, growth of our higher-margin service business and new revenue from our Capstone Energy Finance joint venture, we believe we are on track to reach our $25 million quarterly revenue goal.”

Conference Call and Webcast

The Company will host a live webcast today, August 4, 2016 at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the first quarter fiscal 2017 ended June 30, 2016. The company will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the company's investor relations webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 8,800 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East, China and Singapore.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about market growth in the energy efficiency market, achieving profitability, diversifying our business, success of geographic expansion, sales of the C1000 Signature Series, growth of our service business, and revenue from the Capstone Energy Finance joint venture. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

INVESTORS:
Dian Griesel Int’l.
Cheryl Schneider
212-825-3210

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30,	March 31,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$19,039	$11,704
Restricted cash	5,004	5,002
Accounts receivable, net of allowances of $7,834 at June 30, 2016 and $8,909 at March 31, 2016	15,734	13,575
Inventories	13,809	16,126
Prepaid expenses and other current assets	2,376	2,636
Total current assets	55,962	49,043
Property, plant and equipment, net	3,068	3,537
Non-current portion of inventories	2,317	2,143
Intangible assets, net	873	941
Other assets	208	228
Total	$62,428	$55,892
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$13,235	$13,187
Accrued salaries and wages	1,521	1,880
Accrued warranty reserve	1,404	1,639
Deferred revenue	6,231	4,368
Revolving credit facility	6,077	9,459
Current portion of notes payable and capital lease obligations	128	361
Total current liabilities	28,596	30,894
Long-term portion of notes payable and capital lease obligations	60	74
Other long-term liabilities	183	184
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 30,237,172 shares issued and 30,129,019 shares outstanding at June 30, 2016; 23,857,516 shares issued and 23,753,873 shares outstanding at March 31, 2016	30	24
Additional paid-in capital	866,653	853,288
Accumulated deficit	(831,470)	(826,955)
Treasury stock, at cost; 108,153 shares at June 30, 2016 and 103,643 shares at March 31, 2016	(1,624)	(1,617)
Total stockholders’ equity	33,589	24,740
Total	$62,428	$55,892

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2016	2015
Revenue:
Product, accessories and parts	$15,783	$24,146
Service	3,282	2,834
Total revenue	19,065	26,980
Cost of goods sold:
Product, accessories and parts	13,637	19,914
Service	2,429	2,381
Total cost of goods sold	16,066	22,295
Gross margin	2,999	4,685
Operating expenses:
Research and development	1,621	2,416
Selling, general and administrative	5,746	8,089
Total operating expenses	7,367	10,505
Loss from operations	(4,368)	(5,820)
Other (expense) income	(16)	(2)
Interest income	5	—
Interest expense	(134)	(150)
Loss before income taxes	(4,513)	(5,972)
Provision for income taxes	3	3
Net loss	$(4,516)	$(5,975)
Net loss per common share—basic and diluted	$(0.17)	$(0.36)
Weighted average shares used to calculate basic and diluted net loss per common share	27,171	16,528

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